Exhibit 99.3
Non-GAAP Financial Measures
We include in this report the following non-GAAP financial measure: Adjusted EBITDA (as defined below). We provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure as calculated and presented in accordance with GAAP.
Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.
We define Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; gains (losses) on discontinued operations and other (income) expense. We use Adjusted EBITDA as a measure of our core profitability to assess the financial performance of our assets. Adjusted EBITDA is also used as a supplemental financial measure by external users of our financial statements such as investors, commercial banks and research analysts. For example, our lenders under our credit facility use a variant of our Adjusted EBITDA in a compliance covenant designed to measure our viability and our ability to perform under the terms of our credit facility; we, therefore, use Adjusted EBITDA to measure our compliance with our credit facility. We believe that investors benefit from having access to the same financial measures that our management team uses in evaluating performance. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of our executed derivative instruments and is independent of our assets' performance or cash flow generating ability, we believe Adjusted EBITDA reflects more accurately our ability to generate cash sufficient to pay interest costs, support our level of indebtedness, make cash distributions to our unitholders and general partner and finance our maintenance capital expenditures. We further believe that Adjusted EBITDA also describes more accurately the underlying performance of our operating assets by isolating the performance of our operating assets from the impact of an unrealized, non-cash measure designed to describe the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of discontinued operations, Adjusted EBITDA provides users of our financial statements a more accurate picture of our current assets' cash generation ability, independently from that of assets which are no longer a part of our operations. Our Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as we do. For example, we include in Adjusted EBITDA the actual settlement revenue created from our commodity hedges by virtue of transactions undertaken by us to reset commodity hedges to higher prices or purchase puts or other similar floors despite the fact that we exclude from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts.

The amounts in the table below are in thousands.

	Pro Forma
	Year Ended December 31,	Three Months Ended March 31,
	2010	2011
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$40,426	$(50,584)
Add:
Interest (income) expense, net	39,920	9,690
Depreciation, depletion, amortization and impairment	140,313	32,064
Income tax provision (benefit)	(2,585)	(42)
EBITDA	218,074	(8,872)
Add:
Risk management portfolio value changes	(9,356)	59,774
Restricted unit compensation expense	5,407	910
Non-cash mark-to-market Upstream imbalances	(746)	(92)
Discontinued operations, net of tax	(17,262)	(718)
Other income	(583)	(28)
Adjusted EBITDA (a)	$195,534	$50,974
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(a)    Adjusted EBITDA excludes amortization of commodity hedge costs (including costs of hedge reset transactions) on a pro forma basis for the year ended December 31, 2010 of $4.0 million. Including these amortization costs, our Adjusted EBITDA on a pro forma basis for the year ended December 31, 2010 would have been $191.6 million.